Exhibit 4.11

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[****]”

Deed

Option Subscription Deed

Sayona Mining Limited

Resource Capital Fund VIII L.P.

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com

Contents

	Table of contents

1	Definitions and interpretation		2
	1.1	Deed components	2
	1.2	Definitions	2
	1.3	Interpretation	5

2	Issue of Tranche 1 Options		6

3	Options Issue Date		7

4	Conditions precedent to the issue of Tranche 2 Options		7

	4.1	Conditions precedent	7
	4.2	Reasonable endeavours to satisfy condition precedent	7
	4.3	Waiver of condition precedent	8
	4.4	Notice	8
	4.5	End Date	8
	4.6	No binding agreement for issue	8

5	Issue of Tranche 2 Options		9

6	Tranche 2 Options Issue Date		9

7	Warranties		9

	7.1	Company Warranties	9
	7.2	Subscriber Warranties	9
	7.3	Repetition of warranties	9
	7.4	Survival	9
	7.5	Reliance	10
	7.6	Independent Warranties	10
	7.7	Notification	10
	7.8	Indemnity	10
	7.9	No extinguishment	10
	7.10	Exclusion of consequential liability	11

8	Confidentiality and announcements		11

	8.1	Operation of Confidentiality Deed	11
	8.2	Confidentiality	11
	8.3	Extent of obligation	12
	8.4	Announcements	12

9	Duty		12

	9.1	Duties	12
	9.2	Costs and expenses	12

10	GST		13

	10.1	Definitions	13
	10.2	GST	13
	10.3	Tax invoices	13
	10.4	Reimbursements	13

Subscription Deed	Contents 1

11	Notices		14

	11.1	How and where Notices may be sent	14
	11.2	When Notices are taken to have been given and received	14

12	General		15

	12.1	Governing law and jurisdiction	15
	12.2	Invalidity and enforceability	15
	12.3	Waiver	15
	12.4	Variation	15
	12.5	Assignment of rights	15
	12.6	Further action to be taken at each party’s own expense	16
	12.7	Entire deed	16
	12.8	No merger	16
	12.9	No reliance	16
	12.10	Counterparts	16
	12.11	Relationship of the parties	16
	12.12	Exercise of discretions	16

Schedules

Schedule 1
Company Warranties	18

Schedule 2
Subscriber Warranties	21

Schedule 3
Option Terms	22

Signing page	25

Herbert Smith Freehills Kramer owns the copyright in this document and using it without permission is strictly prohibited.

Subscription Deed	Contents 2

Subscription deed

Date ► 12 August 2025

Between the parties

Company	Sayona Mining Limited ACN 091 951 978 of Level 28, 10 Eagle Street, Brisbane QLD 4000
Subscriber	Resource Capital Fund VIII L.P. A Cayman Islands Exempted Limited Partnership whose principal office is at 1400 Wewatta Street, Suite 850, Denver, Colorado, 80202, USA.

Recitals
1.   The parties are the parties to a Subscription Agreement dated 19 November 2024 as amended by way of Amending Deed dated 23 April 2025 and to be amended on or around the date of this deed (Subscription Agreement).

2.  The Subscriber has agreed to amend the Subscription Agreement.

3.   The parties have agreed to enter into this deed to record the agreement between them in relation to the Options to be granted by the Company to the Subscriber as consideration for the Subscriber agreeing to amend the Subscription Agreement.

This deed witnesses as follows:

Subscription Deed	Page 1

1	Definitions and interpretation

1.1	Deed components

This deed includes any schedule.

1.2	Definitions

The meanings of the terms used in this deed are set out below.

Term	Meaning

ASX	ASX Limited (ACN 008 624 691).

ASX Listing Rules	the official listing rules of the ASX as amended from time to time.

Authorisation
includes:

1    any consent, registration, filing, agreement, notice of non‑objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

2    in relation to anything that a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

Business Day	a day on which banks are open for business in Brisbane, Queensland and Denver, United States of America, excluding a Saturday, Sunday or public holiday in those places.

Company Warranties	the representations and warranties set out in Schedule 1.

Confidentiality Deed	the confidentiality deed between the Company, Piedmont and Resource Capital Funds Management Pty Ltd dated on or around 29 October 2024.

Consolidation and Consolidation Ratio	have the meanings given in the Amending Deed (dated 23 April 2025) to the Subscription Agreement.

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Term	Meaning

Constitution	the constitution of the Company as amended or varied from time to time.

Corporations Act	the Corporations Act 2001 (Cth).

Duty
any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Encumbrance
any interest or power:

1    reserved in or over any interest in any asset including, but not limited to, any retention of title; or

2    created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for payment of a debt, any other monetary obligation or the performance of any other obligation, or any trust or any retention of title and includes, but is not limited to, any agreement to grant or create any of the above.

End Date	30 June 2026.

Government Agency	any government or any governmental, semi‑governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Group	means the Company and its Subsidiaries and Group Company means any one of them.

GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.

GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Law	has the same meaning as in the GST Act.

Merger	has the meaning given to that term in the Merger Agreement.

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Term	Meaning

Merger Agreement	the agreement and plan of merger between the Company, Shock MergeCo Inc. (registered in Delaware with file no. 7695320) and Piedmont dated on or about the date of this agreement.

Official List	the official list of the ASX as defined in the ASX Listing Rules as amended from time to time.

Option	option over a Share on the terms contained in Schedule 3.

Options Issue Date	the date of Tranche Completion.

Shares	fully paid ordinary shares in the Company.

Subscriber Entities	means each of the Subscriber, RCF Management L.L.C. and Resource Capital Funds Management Pty Ltd.

Subscriber Warranties	the representations and warranties set out in Schedule 2.

Subscription Agreement	has the meaning given to that term in the recitals of this deed.

Subsidiary	has the meaning given in the Corporations Act.

Tax
any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Government Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above.

Tranche 1 Options	such number of Options that result in the Subscriber holding an interest of 9.99% of all issued capital in the Company.

Tranche 2 Options
such number of Options that is 1,200,000,000 (or such lesser number of Options consolidated for the Consolidation Ratio if at the time of issue of the Options the Consolidation has occurred) less the Tranche 1 Options.

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Term	Meaning

Tranche 2 Options Issue Date	the later of the Options Issue date and the date that is 5 Business Days following satisfaction (or waiver) of the condition precedent in clause 4.1, or such other date as the parties agree.

Tranche Completion	has the meaning given to that term in the Subscription Agreement.

Tranche Subscription Amount	has the meaning given to that term in the Subscription Agreement.

Warranties	the Company Warranties and the Subscriber Warranties.

1.3	Interpretation

In this deed:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e)	an expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;

(f)
a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this deed and a reference to this deed includes any schedule, attachment and exhibit;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re‑enactments of any of them;

(h)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to a party to a document includes that party’s successors and permitted assignees;

(j)	a promise on the part of 2 or more persons binds them jointly and severally;

(k)	a reference to a deed other than this deed includes a deed and any legally enforceable undertaking, deed, arrangement or understanding, whether or not in writing;

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(l)
a reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding‑up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(m)	no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;

(n)	a reference to a body, other than a party to this deed (including an institute, association or authority), whether statutory or not:

(1)	that ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body that replaces it or that substantially succeeds to its powers or functions;

(o)
a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.3(o) implies that performance of part of an obligation constitutes performance of the obligation;

(p)	if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(q)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(r)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(s)	a reference to time is a reference to Brisbane, Queensland time;

(t)	where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day; and

(u)	specifying anything in this deed after the words ‘including’, ‘includes’ or ‘for example’ or similar expressions does not limit what else is included.

2	Issue of Tranche 1 Options

(a)
Subject to Tranche Completion occurring under the Subscription Agreement, the Company must issue to the Subscriber the Tranche 1 Options on the Options Issue Date on the terms and conditions set out in this deed.

(b)	The issue price for each Tranche 1 Option is nil.

(c)	Each Tranche 1 Option is granted on, and subject to, the terms set out in this deed, including the terms and conditions contained in Schedule 3.

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3	Options Issue Date

On the Options Issue Date, the Company must:

(a)
issue or procure the issue of the Tranche 1 Options to the Subscriber (or a nominee which is controlled by the Subscriber as notified by the Subscriber in writing no less than 2 Business Days prior to the Options Issue Date);

(b)	deliver to the Subscriber option certificates in the name of the Subscriber for all the Tranche 1 Options; and

(c)	register the Subscriber as the holder of the Tranche 1 Options in the register of option holders of the Company.

4	Conditions precedent to the issue of Tranche 2 Options

4.1	Conditions precedent

The obligations of the parties under clauses 5 and 6 are conditional on, and do not become binding unless and until:

(a)	one of the following has occurred:

(1)
the Subscriber has received a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth), by or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the Commonwealth Government has no objection to the subscription by the Subscriber of the Tranche 2 Options pursuant to this agreement, and such notice is either unconditional or subject only to conditions which are acceptable to the Subscriber (acting reasonably);

(2)
the Treasurer of the Commonwealth of Australia becomes precluded by the passage of time from making an order or decision under Division 2 of Part 3 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the subscription by the Subscriber of the Tranche 2 Options pursuant to this agreement;

(3)
if an interim order is made under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the subscription by the Subscriber of the Tranche 1 Options pursuant to this agreement, the subsequent period for making a final order or decision under Division 2 of Part 3 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) elapses without the Treasurer making such an order or decision; or

(4)
the Subscriber has received a written notice by or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the transactions contemplated by this agreement are not 'significant actions', 'notifiable actions', 'notifiable national security actions' or 'reviewable national security actions' under the Foreign Acquisitions and Takeovers Act 1975 (Cth).

4.2	Reasonable endeavours to satisfy condition precedent

(a)	The Subscriber must use reasonable endeavours to ensure that the condition precedent in clause 4.1(a) is satisfied as expeditiously as possible and in any event on or before the End Date.

(b)	Each party must provide reasonable assistance to the other as is necessary to satisfy the condition.

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(c)	Each party must provide all information as may be reasonably requested by the other party in connection with any notices or applications for approvals.

4.3	Waiver of condition precedent

(a)
If the Subscriber forms the view that the issue of some or all of the Tranche 2 Options does not constitute a 'significant action', 'notifiable action', 'notifiable national security action' or 'reviewable national security action' under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (including as a result of the issue of Tranche 2 Options not causing the Subscriber to hold, together with its Shares (or rights to Shares under the Subscription Agreement), more than 9.99% of the Company’s Shares), the Subscriber may waive the condition precedent in clause 4.1(a) to that extent.

(b)
If the Subscriber waives the condition precedent in clause 4.1(a) in respect of some or all of the Tranche 2 Options by giving written notice to the Company (Waiver Notice) of the number of Tranche 2 Options in respect of which the waiver is occurring (Waived Options):

(1)
if such waiver occurs prior to the Options Issue Date, the Waived Options will be issued at the same time as the Tranche 1 Options and be treated in the same manner as Tranche 1 Options under clause 3; or

(2)
if such waiver occurs after the Options Issue Date, the Waived Options will be issued 5 Business Days after the date of the Waiver Notice and clause 6 will apply to the Waived Options mutatis mutandis save for issue date.

4.4	Notice

The Subscriber must promptly notify the Company in writing if it becomes aware that the condition in clause 4.1 has been satisfied or has become incapable of being satisfied.

4.5	End Date

(a)
A party may, by not less than 2 Business Days’ notice to the other party, terminate this agreement in relation to the subscription and issue of the Tranche 2 Options only (other than in respect of any Waived Options) at any time before Tranche 2 Completion if:

(1)	the condition in clause 4.1 is not satisfied (or waived) by the End Date; or

(2)	the condition in clause 4.1 become incapable of satisfaction or the parties agree that the condition in clause 4.1 cannot be satisfied.

4.6	No binding agreement for issue

For the avoidance of doubt, nothing in this agreement will cause a binding agreement for the issue of the Tranche 2 Options unless and until the condition in clause 4.1 has been satisfied (or waived) and no person will obtain rights in relation to those Tranche 2 Options as a result of this agreement unless and until that condition has been satisfied.

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5	Issue of Tranche 2 Options

(a)
Subject to satisfaction of the condition in clause 4.1, the Company must issue to the Subscriber the Tranche 2 Options on the Tranche 2 Options Issue Date on the terms and conditions set out in this deed.

(b)	The issue price for each Tranche 2 Option is nil.

(c)	Each Tranche 2 Option is granted on, and subject to, the terms set out in this deed, including the terms and conditions contained in Schedule 3.

6	Tranche 2 Options Issue Date

On the Tranche 2 Options Issue Date, the Company must:

(a)
issue or procure the issue of the Tranche 2 Options to the Subscriber (or a nominee of the Subscriber as notified by the Subscriber in writing no less than 2 Business Days prior to the Tranche 2 Options Issue Date);

(b)	deliver to the Subscriber option certificates in the name of the Subscriber for all the Tranche 2 Options; and

(c)	register the Subscriber as the holder of the Tranche 2 Options in the register of option holders of the Company.

7	Warranties

7.1	Company Warranties

The Company gives the Company Warranties to and for the benefit of the Subscriber.

7.2	Subscriber Warranties

The Subscriber gives the Subscriber Warranties to and for the benefit of the Company.

7.3	Repetition of warranties

The Warranties given by the Company and the Subscriber are given:

(a)	in respect of each Warranty which is expressed to be given on a particular date, on that date; and

(b)	in respect of each other Warranty, on the date of this deed, immediately before the Options Issue Date and immediately before the Tranche 2 Options Issue Date.

7.4	Survival

The Warranties survive the execution of this deed, and the Tranche 2 Options Issue Date.

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7.5	Reliance

(a)	The Company acknowledges that the Subscriber enters into this deed in reliance on each Company Warranty.

(b)	The Subscriber acknowledges that the Company enters into this deed in reliance on each Subscriber Warranty.

7.6	Independent Warranties

Each Warranty is separate and independent and not limited by reference to any other Warranty or any notice or waiver given by any party in connection with anything in this deed.

7.7	Notification

Each party must promptly notify the other in writing of any breach of any Warranty given by it under this deed.

7.8	Indemnity

(a)
Subject to clause 7.8(b), the Company indemnifies the Subscriber against all loss suffered or incurred by the Subscriber arising directly or indirectly from, or incurred in connection with, a breach of any of the Company Warranties.

(b)
The maximum liability of the Company for any claim in relation to a breach of the Company Warranties (including a claim under the indemnity in clause 7.8(a)) will not exceed in aggregate 100% of the Tranche Subscription Amount.

7.9	No extinguishment

(a)	The Warranties are not extinguished or affected by any investigation made by or on behalf of the Subscriber into the affairs of the Company or by any other event or matter unless:

(1)	the Subscriber has given a specific written waiver or release; or

(2)	the claim relates to a matter which is:

(A)	Fairly Disclosed in writing to the Subscriber by the Company before the date of this deed;

(B)	contained in material on the Company’s ASX platform before the date of this deed; or

(C)	otherwise within the actual knowledge of the Subscriber or an officer, director or employee of a Subscriber Entity.

(b)
For the purposes of this clause, 'Fairly Disclosed' means in relation to a fact, matter, circumstance or liability disclosed in writing to the Subscriber in such a way and in sufficient detail as to enable a reasonably prudent prospective investor in the Shares to identify the scope, substance and significance of the relevant fact, matter, circumstance or liability.

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7.10	Exclusion of consequential liability

Neither party will be liable to the other party for any indirect and consequential loss or damage (including for loss of profit, loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this deed or its subject matter.

8	Confidentiality and announcements

8.1	Operation of Confidentiality Deed

To avoid doubt, nothing in the Confidentiality Deed (for example, standstill obligations) will preclude or prevent the Subscriber from acquiring or exercising any Options as contemplated by this deed.

8.2	Confidentiality

Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), the contents and existence of this deed, other than to the extent that:

(a)	the information is in the public domain as at the date of this deed (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(b)
the recipient is required to disclose the information by applicable law, regulations of a Government Agency or the rules of any recognised stock exchange on which its shares or the shares of any of its related bodies corporate are listed;

(c)
the disclosure is made by the recipient to its related bodies corporate, directors, officers, employees, agents, financiers or lawyers, accountants, investment bankers, consultants or other professional advisers (and in the case of the Subscriber, to its Subscriber Entities and the directors, officers, employees, agents, financiers or lawyers, accountants, investment bankers, consultants or other professional advisers of the Subscriber Entities) to the extent necessary to enable the recipient to properly perform its obligations under this deed, or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(d)
the disclosure is made on a confidential basis by the Subscriber to a bona fide potential purchaser or transferee of any Options held by the Subscriber, provided that (i) the purchaser or transferee agrees to receive the disclosed information on a confidential basis, (ii) information so disclosed does not include information that was obtained through the RCF observer role or otherwise from or on behalf of the Sayona Board, (iii) the purchaser or transferee is not a competitor of Sayona, and (iv) the purchaser or transferee has not communicated to the Subscriber and the Subscriber does not otherwise know that the purchaser or transferee has any intention to propose a control proposal for Sayona, including by making a takeover bid;

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(e)	the disclosure is required for use in legal proceedings regarding this deed; or

(f)	the party to whom the information relates has consented in writing before the disclosure.

8.3	Extent of obligation

Each recipient must ensure that its directors, officers, employees, agents, representatives, financiers, advisers and related bodies corporate comply in all respects with the recipient’s obligations under clause 8.1.

8.4	Announcements

(a)
Neither party may make or send a public announcement, communication or circular concerning the Options unless it has first provided the other party with a draft of the announcement, communication or circular and obtained the written consent of the other party, which consent is not to be unreasonably withheld, conditioned or delayed.

(b)	Clause 8.4(a) does not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the party required to make or send it has:

(1)	to the extent practicable, provided the other party with sufficient notice to enable it to seek a protective order or other remedy; and

(2)	provided all assistance and co-operation that the other party considers necessary (acting reasonably) to prevent or minimise that disclosure.

9	Duty

9.1	Duties

The Subscriber must pay all Duty in respect of the execution, delivery and performance of this deed and any agreement, transaction or document entered into or signed under this deed.

9.2	Costs and expenses

(a)
Unless otherwise provided for in this deed, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this deed and any other deed or document entered into or signed under this deed.

(b)	Any action to be taken by the Subscriber or the Company in performing their obligations under this deed must be taken at their own cost and expense unless otherwise provided in this deed.

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10	GST

10.1	Definitions

Words used in this clause 10 that have a defined meaning in the GST Law, have the same meaning as in the GST Law unless the context indicates otherwise.

10.2	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this deed does not include GST.

(b)
To the extent that any supply made under or in connection with this deed is a taxable supply (other than any supply made under another deed that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this deed for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which clauses 10.2(a) and 10.2(b) applies:

(1)	the supplier must determine the amount of the GST component of the consideration payable; and

(2)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

10.3	Tax invoices

The supplier must issue a Tax Invoice to the recipient of a supply to which clause 10.2 applies no later than 7 days following payment of the GST inclusive consideration for that supply under that clause.

10.4	Reimbursements

If either party is entitled under this deed to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this deed, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

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11	Notices

11.1	How and where Notices may be sent

A notice or other communication under this deed (Notice) must be in writing and delivered by hand or sent by pre‑paid post or email to a party at the address or the email for that party below or as otherwise specified by a party by Notice:

Company	Sayona Mining Limited

Address	Level 28, 10 Eagle Street, Brisbane QLD 4000

Attention	Lucas Dow, Managing Director and CEO

Email	[****]

Subscriber	Resource Capital Fund VIII L.P.

Address	1400 Wewatta Street, Suite 850, Denver, Colorado, 80202, USA

Attention	General Counsel

Email	[****]

11.2	When Notices are taken to have been given and received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

(c)
However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre‑paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

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12	General

12.1	Governing law and jurisdiction

(a)	This deed is governed by the law in force in Queensland, Australia.

(b)
Each party irrevocably submits to the non‑exclusive jurisdiction of courts exercising jurisdiction in Queensland, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

12.2	Invalidity and enforceability

(a)
If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)
Clause 12.2(a) does not apply where enforcement of the provision of this deed in accordance with clause 12.2(a) would materially affect the nature or effect of the parties’ obligations under this deed.

12.3	Waiver

No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 12.3 are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct that might otherwise give rise to an estoppel.

12.4	Variation

A variation of any term of this deed must be in writing and signed by the parties.

12.5	Assignment of rights

(a)	Rights arising out of or under this deed are not assignable by a party without the prior written consent of the other party.

(b)	A breach of clause 12.5(a) by a party entitles the other party to terminate this deed.

(c)	Clause 12.5(b) does not affect the construction of any other part of this deed.

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12.6	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

12.7	Entire deed

This deed states all the express terms of the deed between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings, arrangements and deeds, express or implied in respect of its subject matter.

12.8	No merger

The Warranties, undertakings and indemnities in this deed will not merge on the Tranche 2 Options Issue Date.

12.9	No reliance

Neither party has relied on any statement by the other party not expressly included in this deed.

12.10	Counterparts

(a)	This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

(b)	Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

12.11	Relationship of the parties

(a)	Nothing in this deed gives a party authority to bind any other party in any way.

(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

12.12	Exercise of discretions

(a)
Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)
A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

Subscription Deed	Page 16

Schedules
Table of contents

Company Warranties	18

Subscriber Warranties	21

Subscription Deed	Page 17

Schedule 1

Company Warranties

The Company warrants that:

(a)	(Registration) it is a corporation registered (or taken to be registered) and validly existing under the Corporations Act.

(b)	(Incorporation) if it is a corporation, it is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

(c)	(Power and capacity) it has full power and capacity to enter into and perform its obligations under this deed.

(d)
(Corporate authorisations) all necessary authorisations for the execution, delivery and performance by the Company of this deed in accordance with its terms have been obtained or will be obtained prior to the Option Issue Date.

(e)	(No legal impediment) the execution, delivery and performance of this deed:

(1)	complies with its constitution or other constituent documents (as applicable); and

(2)
does not constitute a breach of any law or obligation, or cause or result in a default under any deed, or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this deed.

(f)	(Solvency):

(1)	it has not gone, or proposed to go, into liquidation;

(2)	it has not passed a winding‑up resolution or commenced steps for winding‑up or dissolution;

(3)	it has not received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act;

(4)
it has not been presented or threatened with a petition or other process for winding‑up or dissolution and, so far as the Company is aware, there are no circumstances justifying a petition or other process;

(5)
no receiver, receiver and manager, judicial manager, liquidator, administrator, official manager has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Company, and, so far as the Company is aware, there are no circumstances justifying such an appointment; and

(6)	it has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment of the benefit of its creditors or class of them.

(g)	(Official list)

(1)	it has been admitted to and is listed on the Official List;

Subscription Deed	Page 18

Schedule 1	Company Warranties
(2)	it has not been removed from the Official List and no removal from the Official List has been threatened by the ASX; and

(3)	the Shares are quoted on the ASX and have not been suspended from quotation and no suspension has been threatened by the ASX.

(h)	(Allotment of securities) the Company has full power and authority to allot and issue options in the capital of the Company.

(i)	(No restriction on issue) subject to Tranche Completion occurring and satisfaction of the condition precedent in clause 4.1, there is no restriction on the issue of Options to the Subscriber.

(j)	(Capitalisation) as at the date of this deed, the Company has on issue:

(1)	11,543,296,014 Shares;

(2)	2,234,482 options; and

(3)	280,457,240 performance rights,

and the Company has no other securities on issue.

(k)	(No breach) the offer and issue of the Options to the Subscriber complies with the Corporations Act, the ASX Listing Rules and all other obligations and deeds binding on the Company and its members.

(l)	(Disclosure and information)

(1)
the Company is in compliance with its periodic and continuous disclosure obligations under the ASX Listing Rules and the Corporations Act and as at the date of this deed no information is being excluded from disclosure under ASX Listing Rule 3.1A, other than in respect of the subject matter of a draft ASX announcement that has been provided to the Subscriber, which will be included in an ASX announcement immediately following execution of this deed;

(2)	as at the date of this deed, the Company has:

(A)
prepared in good faith, the written information and documents made available to the Subscriber and its advisers in the electronic data room maintained by the Company and all written answers or written confirmations provided to the Company in response to requests for information (the Disclosed Information); and

(B)	not intentionally withheld any information from the Disclosed Information.

(m)	(Compliance of the Company)

(1)
to the best of its knowledge and belief, the Company and its related bodies corporate have conducted their business in compliance with all applicable laws and with all required authorisations, in each case in all material respects;

(2)	the Company holds all necessary material authorisations, licences and third party consents required for the conduct of its business as it is carried on at the date of this deed;

(3)
the Company has not received any written notice that any material authorisations, licences or third party consents required for the conduct of its business will be terminated, suspended, modified or, if applicable, will not be renewed; and

Subscription Deed	Page 19

Schedule 1	Company Warranties
(4)
to the best of the Company’s knowledge and belief, there are no circumstances under the Merger which may result in the breach, revocation or variation in any material respect of any licence, tenement, consent, registration, permission, authorisation and permit held by the Company, or which would hinder or prevent its renewal.

(n)	(Litigation)

(1)
the Company is not the subject of or involved in, and to the best of its knowledge and belief, there are no facts or circumstances that may give rise to any material proceedings before or investigations by any Government Agency, and no such proceeding or investigation is pending, threatened or anticipated; and

(2)
the Company is not a claimant or defendant in, or otherwise party to, any material litigation, arbitration or mediation proceedings, or other dispute resolution process and, as far as the Company is aware, there are no facts or circumstances that are reasonably likely to give rise to such proceedings or claims.

(o)
(Tax) all taxes which the Company is liable to pay or is required to withhold from any payment made to another person, which are due and payable, have been paid to the appropriate authorities by the due date for payment.

Subscription Deed	Page 20

Schedule 2

Subscriber Warranties

The Subscriber warrants in respect of itself that:

(a)	(Power and capacity) it has full power and capacity to enter into and perform its obligations under this deed.

(b)
(Corporate authorisations) all necessary authorisations for the execution, delivery and performance by the Subscriber of this deed in accordance with its terms have been obtained or will be obtained prior to the Options Issue Date.

(c)	(No legal impediment) the execution, delivery and performance of this deed:

(1)	complies with its constitution or other constituent documents (as applicable); and

(2)
does not constitute a breach of any law or obligation, or cause or result in a default under any deed, or Encumbrance, by which it is bound and which would prevent it from entering into and performing its obligations under this deed.

(d)	(Investor): it is a:

(1)
sophisticated investor within the meaning of section 708(8) of the Corporations Act or an experienced investor meeting the criteria in section 708(10) of the Corporations Act or a “professional investor” within the meaning of section 708(11) of the Corporations Act; or

(2)
a person to whom the offer of Shares can lawfully be made and the Subscription Shares can lawfully be issued under all applicable laws and regulations in the jurisdiction in which it is situated without the need for any approval, registration, filing or lodgement of any kind (including with or by a government organisation), including a prospectus or other disclosure document.

(e)	(Solvency):

(1)	it has not gone, or proposed to go, into liquidation;

(2)	it has not passed a winding‑up resolution or commenced steps for winding‑up or dissolution;

(3)	it has not received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act;

(4)
it has not been presented or threatened with a petition or other process for winding‑up or dissolution and, so far as the Subscriber is aware, there are no circumstances justifying a petition or other process;

(5)
no receiver, receiver and manager, judicial manager, liquidator, administrator, official manager has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Subscriber, and, so far as the Subscriber is aware, there are no circumstances justifying such an appointment; and

(6)	it has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment of the benefit of its creditors or class of them.

Subscription Deed	Page 21

Schedule 2	Option Terms
Schedule 3

Option Terms

Terms and conditions of Options

1.
Each Option entitles the holder to subscribe for one fully paid new share in the capital of Sayona Mining Limited ACN 091 951 978 (Company) (Share) upon exercise, subject to any permitted adjustments under these terms:

(a)
the exercise price for each Option is $0.032 or, if following the share capital consolidation approved by the Company’s shareholders on 31 July 2025 (Approved Consolidation) has occurred, $4.80 (Exercise Price); and

(b)	each Option may be exercised at any time from the date of issue until 5.00pm (Brisbane time) on 31 December 2028 (Expiry Date). Any Option not exercised by the Expiry Date will lapse.

2.
Options may be exercised in whole or in parcels (provided that any parcels are a minimum of 200,000,000 Options (or 1,333,333 Options following the Approved Consolidation) or the balance (if less) are exercised on each occasion the Options are exercised) on or before the Expiry Date by delivering to the Company a written application for Shares on exercise of Options, duly executed by the Optionholder (Exercise Notice). The Exercise Notice must:

(a)	specify the number of Options being exercised (Relevant Number);

(b)
be accompanied by payment to the Company in immediately available funds of an amount equal to the Exercise Price multiplied by the Relevant Number of Options being exercised (the Settlement Amount); and

(c)	enclose the option certificate issued to the Optionholder upon acquisition of the options (Option Certificate).

3.	On receipt of the Exercise Notice, the Company (acting reasonably) must:

(a)
certify to the Optionholder by written notice within 2 Business Days of the receipt by it of the Exercise Notice that the disclosure of “excluded information” in a Cleansing Notice (as contemplated and defined in section 13 below) given in respect of the issue of the relevant Shares is not in the Company’s best interests at that time (such certification to be given by the Company’s directors with the benefit of written legal advice from outside counsel) and agree such later date with the Optionholder for the fulfilment of the Exercise Notice in accordance with section 3(b), where failing agreement, such date will be taken to be the date nominated by the Company which must be no later than 20 Business Days after the date of the Exercise Notice; or

Subscription Deed	Page 22

Schedule 2	Option Terms
(b)	fulfil the Exercise Notice, as soon as possible, and in any event within 5 Business Days of the receipt by it of the Exercise Notice and Settlement Amount referred to above:

(i)	issue to the Optionholder the Relevant Number of Shares;

(ii)	issue, or cause to be issued, to the Optionholder a holding statement for the Relevant Number of Shares; and

(iii)	if applicable, issue a replacement Option Certificate to the Optionholder for the balance of any unexercised Options.

4.
Until the earlier of the Expiry Date and the exercise of all Options, the Company will give the Optionholder notice of all general meetings of the Company and of all resolutions to be considered at those meetings and all other statements, notices, annual reports or circulars at the same time the shareholders of the Company are issued with those notices.

5.
Until the earlier of the Expiry Date and the exercise of all Options, the Company must ensure that the Optionholder is given at least 3 Business Days written notice prior to the record date for any issue of Shares or other securities, or rights to subscribe for Shares or other securities, that is made available to all holders of Shares as at the record date (Additional Rights).

6.
If the Optionholder exercises any Option prior to the record date in respect of Additional Rights, the Optionholder will be entitled to take up Additional Rights on the same terms and conditions as applicable to the other shareholders of the Company.

7.	An Option does not confer any of the rights of a shareholder of the Company, including any rights to vote or to dividends in respect of Shares.

8.	An Option does not confer any right on the holder to participate in a new issue without exercising the Option.

9.
Any Share issued to the Optionholder as a result of the exercise of an Option will rank pari passu in all respects with all other Shares then on issue. Shares issued upon the exercise of Options will only carry an entitlement to receive a dividend if they are issued before the record date for that dividend.

10.	If the Company makes a Bonus Issue to holders of Shares:

(a)
the number of Shares over which an option is exercisable is increased by the number of Shares that the Optionholder would have received if the option had been exercised before the record date for the Bonus Issue; and

(b)	no change will be made to the Exercise Price.

11.	The Options are freely transferable.

12.	If, before exercise or expiry of the Options, the Company implements a reorganisation of its capital (including by way of the Approved Consolidation):

Subscription Deed	Page 23

Schedule 2	Option Terms
(a)	the Options must be treated in the manner required by the ASX Listing Rules;

(b)	the Company must notify the Optionholder of any proposed variation to the terms of Options no less than 5 Business Days prior to the date of variation; and

(c)	the Company must provide confirmation to the Optionholder promptly after the date of variation that the terms of the Options have been varied as proposed.

13.	At the time any Shares are issued upon the exercise of Options, the Company will:

(a)	apply to ASX for official quotation of the Share as soon as practicable, and in any event within 5 Business Days after the date that the Shares are issued;

(b)	procure that the relevant ASIC and ASX forms are lodged to reflect the issue of the Shares; and

(c)
give to the ASX a notice under section 708A(5)(e) of the Corporations Act (Cleansing Notice) on the day following the issue of Shares on exercise of the option, unless the Company cannot meet the criteria in "case 1" of section 708A of the Corporations Act, in which case:

(i)
the Company will comply with the criteria in “case 2” of section 708A of the Corporations Act and issue a disclosure document under Chapter 6D.2 of the Corporations Act as soon as reasonably practicable after the date of exercise of the option and in any event within 20 Business Days of that date; and

(ii)
until the Company has issued the disclosure document under section 13(c)(i), the Optionholder must not transfer, assign, sell or otherwise dispose of the relevant Shares other than to a person that does not need disclosure under section 708 of the Corporations Act.

Subscription Deed	Page 24

Schedule 2	Signing page
Signing page

Executed as a deed

Company

Signed by Sayona Mining Limited by

sign here ►	/s/ Dylan Roberts	sign here ►	/s/ Lucas Dow
	Company Secretary/Director		Director

print name	Dylan Roberts	print name	Lucas Dow

Subscriber

EXECUTED by RESOURCE CAPITAL FUND VIII L.P. By: Resource Capital Associates VIII L.P., General Partner By: RCFM GP L.L.C., General Partner	) ) ) ) ) ) )	/s/ Mason Hills By: Mason Hills, General Counsel, Partner

Subscription Deed	Page 25